Exhibit 99.1

CONTACT:	Julie Lorigan Vice President, Investor Relations (781) 741-7775

Stacy Berns/Melissa Jaffin — Investor/Media Relations Berns Communications Group (212) 994-4660
TALBOTS REPORTS THIRD QUARTER RESULTS
BETTER THAN PREVIOUSLY ANNOUNCED EXPECTATIONS
     Hingham, MA, November 27, 2007— The Talbots, Inc. (NYSE:TLB) today announced a net loss of $9.4 million or ($0.18) per share for the third quarter ended November 3, 2007, which includes acquisition related and financing costs of approximately $0.08 per share and approximately $0.06 of expense related to executive compensation and professional consulting fees. This result compares to a net income of $8.1 million or $0.15 per share for the same period last year, which included acquisition related and financing costs of approximately $0.16 per share.
     Total consolidated Company sales for the thirteen-week period were $556 million. By brand, retail store sales were $366 million for Talbots compared to $383 million last year, and were $81 million for J. Jill compared to $77 million last year. Consolidated direct marketing sales, including catalog and Internet, for the thirteen-week period were $109 million, essentially even with last year.
     Total Company comparable store sales declined 7.9% for the third quarter, which included greatly improved comparable store sales trends in the month of October for both brands, as compared to August/September. By brand, comparable store sales for Talbots decreased 8.2% and declined 6.5% for the J. Jill brand.

     Trudy F. Sullivan, Talbots, Inc. President and Chief Executive Officer, commented, “Although our third quarter results were better than previously anticipated, we are still disappointed in this performance. The improvement to our earlier guidance was driven by a combination of tight expense management at both brands and better than expected sales and gross margin for our J. Jill brand.”
Operating Results for the Thirty-Nine Week Period
     Total consolidated Company net loss for the thirty-nine week period ending November 3, 2007 was $17.5 million or ($0.33) per share, which includes acquisition related and financing costs of approximately $0.30 per share and approximately $0.07 of expense related to executive compensation and professional consulting fees. This result compares to net income of $31.6 million or $0.59 per share for the same period last year, which included acquisition related and financing costs of approximately $0.31 per share.
     Total consolidated Company sales were $1,702 million for the thirty-nine weeks ended November 3, 2007. By brand, retail store sales were $1,146 million for Talbots and $242 million for J. Jill. Consolidated direct marketing sales for the thirty-nine week period were $314 million, including catalog and Internet, compared to $271 million last year, which included J. Jill results for the period beginning May 3, 2006.
     Total Company comparable store sales declined 5.4% for the thirty-nine-week period. By brand, comparable store sales for Talbots decreased 5.6% and J. Jill’s comparable store sales declined 4.0%.
Fourth Quarter Comments
     Ms. Sullivan added, “As recently announced, we have taken a number of immediate actions to improve our business performance. Specifically, we have revamped our marketing approach by increasing the frequency of customer contact and offerings, as well as implemented a new promotional markdown cadence for the Talbots brand.”

     “We are hopeful that these initiatives will help strengthen our performance throughout the holiday selling season. However, it is too soon to gauge the success of these new programs, particularly at the Talbots brand.”
     “Looking at the fourth quarter, with the important December/January months still ahead, coupled with the difficult macro-environment, we are maintaining our cautious posture and remain comfortable with our previously announced fourth quarter expectations.”
     The Company reconfirmed its previously announced outlook for the fourth quarter to be a loss per share in the range of ($0.05) to ($0.10), which includes acquisition related and financing costs of approximately $0.06 per share and approximately $0.07 of expense related to executive compensation and professional consulting fees. This result compares to breakeven net income per share in the fourth quarter last year, and included acquisition related and financing costs of approximately $0.15 per share. As previously stated, the Company’s consolidated fourth quarter comp expectation is in the range of negative mid-single digits, with Talbots down mid-single digits, and J. Jill flat to slightly up.
     Ms. Sullivan concluded, “We continue to make progress on a number of fronts, including our search for talent to fill critical positions that will build on the strength of our management team. As we announced earlier this morning, we have selected Publicis as our new creative ad agency. We are excited to be working with this renowned global advertising firm, and are confident that their innovative approach will bring new energy to Talbots incredibly strong classic brand image.”
     “As we remain focused on the strategic review of our business, we are committed to identifying the right opportunities that will enable us to achieve profitable growth and enhance shareholder value, while building on our legacy as the retail destination for the 35+ customer.”

Additional Disclosures
     As previously announced, Talbots will host a conference call today, November 27, 2007 at 10:00 a.m. local time to discuss third quarter 2007 results. To listen to the live call, please dial (866) 336-2423, passcode “TLB” or log on to www.thetalbotsinc.com/ir/ir.asp. The call will be archived on its web site www.thetalbotsinc.com for a period of twelve months. In addition, an audio replay of the call will be available shortly after its conclusion and archived until November 29, 2007. This call may be accessed by dialing (877) 519-4471, passcode 9478243.
     The Talbots, Inc. is a leading international specialty retailer and cataloger of women’s, children’s and men’s apparel, shoes and accessories. The Company currently operates a total of 1,428 stores in 47 states, the District of Columbia, Canada and the U.K., with 1,157 stores under the Talbots brand name and 271 stores under the J. Jill brand name. Both brands target the age 35 plus customer population. Talbots brand on-line shopping site is located at www.talbots.com and the J. Jill brand on-line shopping site is located at www.jjill.com.
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The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “outlook,” “will,” “would,” “target,” “would yield,” or similar statements or variations of such terms. All of the “outlook” information (including future revenues, future comparable sales, future earnings, future EPS, and other future financial performance or operating measures) constitutes forward-looking information.
Our outlook and other forward-looking statements are based on a series of expectations, assumptions, estimates and projections about our Company which involve substantial risks and uncertainty, including assumptions and projections concerning integration costs, purchase-related accounting adjustments, acquisition synergies and, for each of our brands, store traffic, levels of store sales including meeting our internal plan and budget for regular-price selling and markdown selling for the indicated forward periods, and customer preferences. All of our outlook information and other forward-looking statements are as of the date of this release only. The Company can give no assurance that such outlook or expectations will prove to be correct and does not undertake or plan to update or revise any “outlook” information or any other forward-looking statements to reflect actual results, changes in assumptions, estimates or projections, or other circumstances occurring after the date of this release, even if such results, changes or circumstances make it clear that any projected results will not be realized.

Any public statements or disclosures by us following this release which modify or impact any of the outlook or other forward-looking statements contained in or accompanying this release will be deemed to modify or supersede such outlook or statements in or accompanying this release. Our forward-looking statements involve substantial known and unknown risks and uncertainties as to future events which may or may not occur, including whether our recently announced strategic review of our operations and any significant changes which may result from or in connection with such process will favorably impact our productivity and profitability in the short-term or long-term and the timing of any such matters, acceptance of the Company’s fashions including its seasonal fashions, effectiveness of the Company’s brand awareness and marketing programs and new promotional cadence strategy, and any different or any increased negative trends in its regular-price or markdown selling, retail economic conditions including consumer spending trends, the current housing issues and uncertainty in the financial and credit markets, success of our expected marketing events in driving store traffic and store and direct marketing sales, success of our catalogs in driving both our direct marketing sales and in driving store traffic, the Company’s ability to anticipate and successfully respond to constantly changing customer tastes and preferences and to produce the appropriate balance of merchandise offerings, the Company’s ability to sell its merchandise at regular prices as well as its ability to successfully execute its sale events including the timing and levels of markdowns and appropriate balance of available markdown inventory, our ability to accurately estimate and forecast future full-price and markdown selling for each of our brands, the success of our current executive-level searches, the risk that the J. Jill business will not be successfully integrated, the risk that the J. Jill merchandise changes will not be well accepted, the risk that the cost savings, operational efficiencies, and other synergies from the transaction may not be fully realized or may take longer to realize than expected, the risk associated with integrating and operating profitably and successfully as a multi-brand chain for the first time, the risk that the acquisition will disrupt Talbots or J. Jill’s core business, the reaction of Talbots and J. Jill customers and suppliers to the changes being made within the organization, effectiveness and profitability of new concepts, and the risks associated with CEO succession. In each case, actual results may differ materially from such forward-looking information.
Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Talbots website under “Investor Relations” and you are urged to carefully consider all such factors.
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(tables to follow)

THE TALBOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
FOR THE THIRTEEN AND THIRTY-NINE WEEKS ENDED NOVEMBER 3, 2007 AND OCTOBER 28, 2006
Amounts in thousands except per share data

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 3,	October 28,	November 3,	October 28,
	2007	2006	2007	2006

Net Sales	$556,012	$568,640	$1,701,899	$1,593,029

Costs and Expenses

Cost of sales, buying and occupancy	365,674	358,667	1,134,302	1,030,116
Selling, general and administrative	198,668	189,063	570,834	496,248

Operating Income (Loss)	(8,330)	20,910	(3,237)	66,665

Interest
Interest expense	9,133	8,452	27,465	22,833
Interest income	325	440	1,144	6,662

Interest Expense — net	8,808	8,012	26,321	16,171

Income (Loss) Before Taxes	(17,138)	12,898	(29,558)	50,494

Income Tax Expense (Benefit)	(7,751)	4,837	(12,095)	18,935

Net Income (Loss)	$(9,387)	$8,061	$(17,463)	$31,559

Net Income (Loss) Per Share:

Basic	$(0.18)	$0.15	$(0.33)	$0.60

Diluted	$(0.18)	$0.15	$(0.33)	$0.59

Weighted Average Number of Shares of Common Stock Outstanding:

Basic	53,032	52,854	52,980	52,564

Diluted	53,032	53,718	52,980	53,365

Cash Dividends Paid Per Share	$0.13	$0.13	$0.39	$0.38

THE TALBOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
NOVEMBER 3, 2007, FEBRUARY 3, 2007, AND OCTOBER 28, 2006
Amounts in thousands

	November 3,	February 3,	October 28,
	2007	2007	2006

Cash and cash equivalents	$32,085	$35,923	$42,991
Customer accounts receivable — net	225,130	204,619	228,907
Merchandise inventories	380,346	352,652	367,934
Other current assets	86,211	99,215	84,053

Total current assets	723,772	692,409	723,885

Property and equipment — net	501,870	533,216	529,883
Goodwill	247,490	247,490	255,866
Trademarks	154,984	154,984	155,884
Other intangible assets — net	83,372	92,038	87,804
Other assets	30,826	28,551	29,634

TOTAL ASSETS	$1,742,314	$1,748,688	$1,782,956

Accounts payable	$122,768	$113,884	$117,732
Accrued income taxes	5,576	31,684	34,944
Accrued liabilities	165,669	158,763	157,541
Notes payable to banks	107,200	45,000	40,000
Current portion of long-term debt	80,641	80,469	80,457

Total current liabilities	481,854	429,800	430,674

Long-term debt less current portion	328,542	389,174	409,011
Deferred rent under lease commitments	143,530	133,025	125,175
Deferred income taxes	13,311	61,537	75,909
Other liabilities	161,799	91,841	87,577
Stockholders’ equity	613,278	643,311	654,610

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,742,314	$1,748,688	$1,782,956

THE TALBOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THIRTY-NINE WEEKS ENDED NOVEMBER 3, 2007 AND OCTOBER 28, 2006
Amounts in thousands

	Thirty-Nine Weeks Ended
	November 3,	October 28,
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(17,463)	$31,559
Depreciation and amortization	98,064	86,641
Deferred and other items	7,418	16,118
Changes in:
Customer accounts receivable	(20,281)	(19,126)
Merchandise inventories	(26,485)	(73,579)
Accounts payable	10,949	21,957
Accrued income taxes	3,914	7,134
All other assets and liabilities	21,445	11,475

	77,561	82,179

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(64,715)	(66,028)
Proceeds from disposal of property and equipment	93	—
Acquisition of The J. Jill Group, Inc., net of cash acquired	—	(493,900)
Maturities of marketable securities	—	16,729

	(64,622)	(543,199)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from working capital lines of credit (notes payable), net	62,200	40,000
Payments on long-term borrowings	(60,349)	(20,212)
Proceeds from financing related to acquisition	—	400,000
Proceeds from options exercised	1,481	3,435
Excess tax benefit from options exercised	345	489
Debt issuance costs	—	(1,318)
Cash dividends	(21,252)	(20,474)
Purchase of treasury stock	(520)	(1,113)

	(18,095)	400,807

EFFECT OF EXCHANGE RATE CHANGES ON CASH	1,318	184

NET DECREASE IN CASH AND CASH EQUIVALENTS	(3,838)	(60,029)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	35,923	103,020

CASH AND CASH EQUIVALENTS, END OF PERIOD	$32,085	$42,991